Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra Announces Positive Top-Line Results from Solithromycin Phase 2 Clinical Trial in Patients with Uncomplicated Urogenital Gonorrhea

-    Single oral dose sufficient to clear infection    -

Chapel Hill, NC, Oct. 4, 2012 – Cempra (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced positive top-line data showing that solithromycin cleared infections in patients with uncomplicated urogenital gonorrhea. Patients with proven gonococcal infections were treated with a single oral dose of solithromycin.

“Gonorrhea is the second most commonly reported infection in the United States,” said Edward W. Hook, III, M.D. professor and director of the Division of infectious Diseases at the University of Alabama at Birmingham School of Medicine and the principal investigator for this study. “The progressive development of gonococcal antibiotic resistance now limits recommended therapy for uncomplicated gonorrhea to a single class of drugs and, as recently described by the Centers for Disease Control (CDC), resistance is now appearing worldwide to these drugs as well (MMWR 61(31):590-594, 2012). There is a pressing need for new antibiotics for this global health crisis. New therapeutic options are needed and results from this study suggest that oral solithromycin is a promising new candidate.”

The Phase 2 trial is a single-center, open-label study that has enrolled 25 patients with suspected gonococcal infection. Patients were treated with a single oral dose of solithromycin. The primary endpoint of bacterial eradication as measured by conversion from positive baseline urethral or cervical cultures to negative at seven days was achieved in 100% of evaluable (22 patients with positive baseline cultures) patients. Pharyngeal and rectal infections were also cleared in this study. Safety and tolerability were also measured in these patients.

“We are pleased to report this success as clinicians need to have access to new oral agents for treatment of this ever-evolving pathogen,” said David Oldach, M.D., senior vice president of Clinical Research at Cempra. “This is particularly important given the recent announcement from the CDC that cefixime (Suprax®), the single oral drug previously recommended for this infection, can no longer be considered a reliable therapy.”

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra added, “This study demonstrates the potentially broad activity profile of solithromycin in a clinical setting beyond community-acquired bacterial pneumonia, CABP, our lead indication in clinical development. Data from this trial will also be added to our growing safety and tolerability database. We also plan to initiate a pivotal Phase 3 trial for this indication though the timing will depend on arranging the funding for the study. We look forward to presenting the full data set at an upcoming medical conference.”

About Cempra Pharmaceuticals

Founded in 2006, Cempra Pharmaceuticals is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials, including the completion and final results of the Phase 2 trial of solithromycin in patients with uncomplicated urogenital gonorrhea; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.